SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/X/ Preliminary Proxy Statement
/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         PROGRESS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

                         PROGRESS FINANCIAL CORPORATION

                           4 SENTRY PARKWAY, SUITE 230
                                  P.O. BOX 3036

                            BLUE BELL, PA 19422-0764
                                 (610) 825-8800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 6, 1998

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Progress Financial Corporation will be held at the Plymouth Country Club, Plymouth and Belvoir Roads, Norristown, Pennsylvania, on Tuesday, May 6, 1998 at 9:00 a.m. for the following purposes:

 1. To elect four directors for a term of three years or until their successors have been elected and qualified.

 2. To approve the proposal to adopt an amendment to the Company's Certificate of Incorporation to increase the authorized shares of common stock.

 3. To amend the 1993 Stock Incentive Plan to increase the shares authorized under the Plan.

 4. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31,1998; and

 5. To transact such other business as may properly come before the meeting and all adjournments thereof.

     Stockholders of record at the close of business on March 6, 1998 are entitled to notice of and to vote at the meeting and all adjournments thereof.

     A copy of the Company's Annual Report for 1997 is enclosed. The Annual Report is not to be regarded as proxy solicitation material.

                                                BY ORDER OF
                                                THE BOARD OF DIRECTORS

                                                Eric J. Morgan
                                                Corporate Secretary
                                                Blue Bell, Pennsylvania
                                                April 8, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                         PROGRESS FINANCIAL CORPORATION

                           4 SENTRY PARKWAY, SUITE 230
                                  P.O. BOX 3036

                            BLUE BELL, PA 19422-0764
                                 (610) 825-8800

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 6, 1998

                             INTRODUCTORY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Progress Financial Corporation (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 6, 1998 at 9:00 a.m., at the Plymouth Country Club, Plymouth and Belvoir Roads, Norristown, Pennsylvania, and at any adjournment or adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy are to be mailed to stockholders is April 8, 1998.

     At the Annual Meeting, stockholders will be asked to elect four directors to serve for three year terms. William O. Daggett, Jr., H. Wayne Griest, Joseph
R. Klinger, William L. Mueller, each of whom is a current director of the Company will each serve for terms expiring at the Company's 2001 Annual Meeting. In addition, stockholders will be asked to adopt an amendment to the Company's Certificate of Incorporation to increase the authorized shares of common stock; to amend the amended and restated 1993 Stock Incentive Plan ("Stock Incentive Plan") to increase shares authorized under the Plan; to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31,1998; and to transact such other business as may properly come before the meeting and all adjournments thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company at the time and place, and for the purposes, set forth above. The proxy solicited hereby, if properly signed and returned to the Company and not revoked before it is voted, will be voted in accordance with the instructions contained therein. If no instructions are given, each proxy received will be voted "FOR" the slate of directors nominated by the Board of Directors as described herein, "FOR" the proposal to adopt an amendment to the Company's Certificate of Incorporation to increase the authorized shares of common stock, "FOR" the proposal to amend the Stock Incentive Plan to increase shares authorized under the Plan, "FOR" the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31,1998, and "FOR" any other matters as may properly come before the meeting.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Company written notice thereof (Attention: Eric J. Morgan, Corporate Secretary, Progress Financial Corporation, 4 Sentry Parkway, Suite 230, P.O. Box 3036, Blue Bell, Pennsylvania 19422-0764);
(ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Company notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments thereof and will not be used for any other meeting.

     Only stockholders of record at the close of business on March 27, 1998 will be entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 4,165,163 shares of Common Stock, par value $1.00 per share ("Common Stock") of the Company issued and outstanding and held by approximately 1,500 holders of record, and the Company had no other class of equity securities outstanding. Each share of Common Stock entitles the holder to one vote, and votes may not be voted cumulatively with respect to the election of directors. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for purposes of the meeting.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the total votes cast at the Annual Meeting is required for approval of the proposal to amend the Stock Incentive Plan. The affirmative vote of the holders of a majority of the total votes eligible to be cast at the Annual Meeting is required to approval the proposal to amend the Certificate of Incorporation to increase the authorized shares of common stock. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions will not be counted as votes cast and, thus, will have no effect on the plurality vote for the election of directors or the proposals to amend the Stock Incentive Plan and to ratify the appointment of the Company's independent accountants. Because of the required vote, abstentions on the proposal to amend the Certificate of Incorporation will have the same effect as a vote against the proposal. Under rules applicable to broker-dealers, all of the proposals to be considered at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and, thus, there will be "broker non-votes."

ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of no fewer than seven nor more than twenty one members, the exact number to be fixed from time to time by resolution of the Board of Directors, and shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually except, in the event of a change in the number of or composition of the Board of Directors, directors may be elected to more than one class in order to more nearly achieve equality in the classes. By affirmative vote of a majority of the Board of Directors, a resolution was adopted which presently fixes the number of the members of the Board at eleven.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the four nominees listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR AND DIRECTORS
WHOSE TERM CONTINUES

     The following tables set forth certain information regarding each nominee for election, including the principal occupations of such persons during at least the past five years and the number and percent of shares of Common Stock beneficially owned by such persons as of March 6, 1998. No nominee for director or director is related to any other nominee for director or director or executive officer of the Company by blood, marriage or adoption, and there was no arrangement or understanding pursuant to which any of the nominees for director or director was selected as a nominee for director or director.

NOMINEES FOR DIRECTOR FOR A THREE YEAR TERM


                                                                                         Director                Amount of Common
                                                                                            of                  Stock Beneficially
                                         Principal Occupation During At Least the Past    Company      Term        Owned as of
      Name                   Age                            Five Years                     Since      Expires    March 6, 1998(1)
      ----                   ---         ---------------------------------------------   --------     -------   ------------------

William O. Daggett, Jr.      57        Chairman of the Board of NABCO; Managing Partner    1990         2001      98,028(2.35%)(2)
                                       of Kistler-Tiffany Companies, a firm engaged in
                                       financial and estate planning and employee
                                       benefits in Wayne, Pennsylvania. Also, President,
                                       Benefit Designs, Inc.; and Vice President, Group
                                       Brokerage Associates, Inc.

H. Wayne Griest              49        Chairman and CEO of Progress Realty Advisors,       1996         2001         20,075(3)
                                       Inc. January 1996. Former President of the Lee
                                       Financing Group, Inc. in Wayne, Pennsylvania
                                       from July 1986 until November 1995.

Joseph R. Klinger            55        Principal of KMR Management, Inc., a management     1992         2001          9,298(4)
                                       consulting company in Glenside, Pennsylvania.

William L. Mueller           46        Attorney/Partner with the law firm Brandt,          1990         2001      90,524(2.14%)(5)
                                       Haughey, Penberthy, Lewis & Hyland in
                                       Moorestown, New Jersey since December 1996.
                                       Former attorney with Clark, Ladner, Fortenbaugh
                                       and Young in Cherry Hill, New Jersey from
                                       November 1987 until November 1996.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

MEMBERS OF BOARD CONTINUING IN OFFICE


                                                                                         Director                Amount of Common
                                                                                            of                  Stock Beneficially
                                         Principal Occupation During At Least the Past    Company      Term        Owned as of
      Name                   Age                            Five Years                     Since      Expires    March 6, 1998(1)
      ----                   ---         ---------------------------------------------   --------     -------   ------------------

John E. F. Corson            57        Consultant and President of Corson Investments,     1991         1999         13,798(6)
                                       a group of family holding companies in Plymouth
                                       Meeting, Pennsylvania.

Donald F. U. Goebert         61        Chairman of the Board of Adage, Inc., a wireless    1987         1999     200,016(4.75%)(7)
                                       communications firm in West Chester, Pennsylvania

Paul M. LaNoce               38        President of DAR Industrial Products, Inc., an      1991         1999         35,348(8)
                                       industrial manufacturer in Philadelphia,
                                       Pennsylvania

Janet E. Paroo               43        Chief Operating Officer of Global Health Group,     1996         1999         24,687(9)
                                       Inc., a health care company in West Conshohocken,
                                       Pennsylvania involved with the development and
                                       management of health care facilities, systems and
                                       programs primarily in South East Asia and India
                                       since 1995. Banker for Meridian Bank in
                                       Philadelphia, Pennsylvania from 1986 to 1995.

A. John May, III             42        Partner in the law firm Pepper, Hamilton &          1993         2000         15,280(10)
                                       Scheetz in Philadelphia, Pennsylvania.

Charles J. Tornetta          67        President of Tornetta Realty Corporation,           1991         2000     65,806(1.57%)(11)
                                       a real estate broker in Norristown,
                                       Pennsylvania. Also, President of
                                       Commonwealth Insurance Agency.

W. Kirk Wycoff               40        Chairman, President and Chief Executive             1991         2000    346,005(7.86%)(12)
                                       Officer of the Company and the Bank.


(1) Unless otherwise indicated, the number of shares owned is less than 1% of the issued and outstanding Common Stock of the Company.

(2) Includes 79,230 shares owned by companies of which Mr. Daggett is a director, officer and 10% stockholder and 12,500 common stock warrants and 6,298 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

(3) Includes 4,411 shares subject to stock options which are exercisable within 60 days of March 6, 1998.

(4) Includes 6,298 shares subject to stock options which are exercisable within 60 days of March 6, 1998.

(5) Includes 60,226 shares held jointly by Mr. Mueller with or for the benefit of certain family and 24,000 common stock warrants and 6,298 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

(6) Includes 6,298 shares subject to stock options which are exercisable within 60 days of March 6, 1998

(7) Includes 143,718 shares owned by companies of which Mr. Goebert is a director, officer and 10% stockholder and 50,000 common stock warrants and 6,298 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

(8) Includes 6,298 shares subject to stock options which are exercisable within 60 days of March 6, 1998.

(9) Includes 2,887 shares subject to stock options which are exercisable within 60 days of March 6, 1998.

(10) Includes 2,000 shares held jointly by Mr. May with or for the benefit of certain family members and 2,887 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

(11) Includes 25,000 common stock warrants and 6,298 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

(12) Includes 12,000 shares held jointly by Mr. Wycoff with or for the benefit of certain family members and 12,500 common stock warrants and 235,050 shares subject to stock options, in each case which are exercisable within 60 days of March 6, 1998.

THE BOARD OF DIRECTORS OF THE COMPANY AND ITS COMMITTEES

     The Board of Directors of the Company held eight meetings during 1997. Each incumbent director of the Company attended no fewer than 75% of the aggregate number of meetings of the Company's Board of Directors and all committees of the Company's Board on which he or she served during 1997.

     Nominations for members of the Board of Directors of the Company are made by the Board of Directors or by any stockholder entitled to vote at the Annual Meeting. Section 8.4(d) of the Company's Certificate of Incorporation sets forth the procedures which stockholders must follow in order to make nominations for election to the Board of Directors. In general, such nominations must be submitted in writing to the Company at least 90 days prior to the date of the Annual Meeting. The Company is not required to include such nominations in its proxy statement. The Board of Directors has determined that if any stockholder properly makes such a nomination, the ballots provided for use by stockholders at the Annual Meeting will bear the name of such nominee or nominees.

     Listed below are the committees of the Board of Directors, along with directors who are serving as members of each committee in 1998.

     The Audit Committee of the Company and the Bank recommends to the Board independent auditors to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent auditors the systems of internal control and audit, assures adherence in accounting and financial reporting to generally accepted accounting principles, and performs such other duties deemed appropriate by the Board of Directors. The Audit Committee met four times in 1997. For 1998, the following Board members are serving on the Audit Committee: William O. Daggett, Jr., Chairman, John E.
F. Corson and Paul LaNoce.

     The Board of Directors, except for Mr. Wycoff, determines compensation for executive officers and participates on the Stock Compensation Committee. They administer and award grants under the Company's stock benefit plans. No other member of the Board, except Mr. Griest, is a current or former officer or employee of the Company or its subsidiaries.

     The Executive Committee of the Company has been established for 1998 to make decisions on acquisitions, investments, and other Board actions between Board meetings. This committee will also act as the Compensation and Nominating Committees going forward. For 1998, the following Board members are serving on the Executive Committee: Joseph R. Klinger, Chairman, Paul M. LaNoce, William O. Daggett, Jr. and Charles J. Tornetta.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

In addition to the Board of Directors who beneficially own more than 5% listed under, "Members of Board Continuing in Office", the following table sets forth certain information relating to the only persons known to the Company to be the beneficial owners of 5% or more of the Company's Common Stock as of March 6, 1998, and the amount of Common Stock of the Company held by all directors and executive officers of the Company as a group as of such date.

                                                  Amount of Common Stock                          Percent
 Name and Address of                              Beneficially Owned                              of Common
 Beneficial Owner                                 as of March 6, 1998                             Stock

--------------------------------------------------------------------------------------------------------------

Wellington Management                             269,250                                           6.09%
Company, LLP
75 State Street
Boston, Massachusetts 02109

Directors and executive                           990,038 (1)                                      18.64%
officers of the Company as a
group (14 persons)


(1) Includes 12,000 shares which are held jointly by Mr. Wycoff with or for the benefit of certain family members, 79,230 shares which are owned by companies of which Mr. Daggett is a director, officer or 10% stockholder, 143,718 shares owned by companies of which Mr. Goebert is a director, officer or 10% stockholder and 60,226 shares held jointly by Mr. Mueller with or for the benefit of certain family members. Also includes 314,469 shares subject to stock options and 124,000 common stock warrants held by the group, in each case which are exercisable within 60 days of March 6, 1998.

EXECUTIVE COMPENSATION AND TRANSACTIONS

EXECUTIVE COMPENSATION

     The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company to the following executive officers of the Company for services rendered in all capacities during the last three fiscal years. No other executive officer of the Company received annual compensation in excess of $100,000 during the last fiscal year.


                                                 SUMMARY COMPENSATION TABLE

                                               Annual Compensation                   Long Term Compensation
                                        --------------------------------------      ------------------------
                                                                                        Awards     Payouts
                                                                                    ------------------------
                                                                     Other
                                         Base                        Annual                         LTIP              All Other
                                        Salary        Bonus       Compensation         Options     Options           Compensation
Name & Principal Position    Year        (1)           (2)            (3)                (4)         (5)                 (6)
-------------------------    ----       ------        -----       ------------         -------     -------           ------------

W. Kirk Wycoff               1997      $280,000      $75,981                --         105,000       N/A                 $3,971
Chairman, President and      1996       265,000       63,923                --          37,800       N/A                  4,751
Chief Executive Officer      1995       235,420        9,181                --              --       N/A                  3,204

H. Wayne Griest (6)          1997      $120,000           --                --           2,625       N/A                 $3,318
Chairman and Chief           1996       115,000      $ 5,975                --           5,250       N/A                  2,521
Executive Officer of
Progress Realty
Advisors, Inc.

Frederick E. Schea           1997      $100,000      $13,095                --           2,625       N/A                 $2,796
Senior Vice President        1996        87,692           --                --          10,500       N/A                  1,863
and Chief Financial
Officer

Eric J. Morgan               1997      $ 99,826      $15,085                --           7,350       N/A                 $2,954
Senior Vice President        1996        91,927       15,085                --           1,575       N/A                  2,742
                             1995        87,550        1,707                --           7,875       N/A                  2,512


(1) Includes amounts deferred pursuant to the Company's 401(k) Profit Sharing Plan, which generally allows employees to defer up to 12% of their compensation, subject to applicable limitation set forth in the Internal Revenue Code.

(2)  Bonuses are payable in 1998 based on 1997 performance objectives.

(3) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Company, the cost to the Company to providing such benefits to any individual executive officer during the year ended December 31, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4)  Represents options granted pursuant to the Company's Stock Incentive Plan.

(5) The Company does not have a long-term incentive program as of December 31, 1997.

(6) For 1997, consists of employer contributions made by the Company pursuant to the 401(k) profit sharing plan and allocations pursuant to the Company's Employee Stock Ownership Plan ("ESOP"). Employer contributions pursuant to the 401(k) was $0,000, $0,000, $0,000 and $0,000, respectively for Messrs.
     Wycoff, Griest, Schea and Morgan and allocations pursuant to ESOP was $0,000, $0,000, $0,000 and $0,000, respectively.

(7) Effective January 1996, Mr. Griest joined the Company. Previously Mr. Griest served as a consultant to Progress Realty Advisors, Inc. and received $25,308 in 1995 for such services.

STOCK OPTION GRANTS

     The following table sets forth certain information concerning individual grants of stock options pursuant to the Company's Amended and Restated 1993 Stock Incentive Plan awarded to the named executive officers during the year ended December 31, 1997.

                                            OPTION GRANTS IN THE LAST FISCAL YEAR

                                                     Individual Grants

                                                    % of Total Options
                                                         Granted to                                           Expiration
        Name                 Options Granted             Employees            Exercise Price (1)                 Date
        ----                 ---------------        ------------------        ------------------              -----------
W. Kirk Wycoff (2)               105,000                  65.57%                    $7.92                  January 2, 2007
H. Wayne Griest (3)                2,625                   1.64%                     7.86                     May 15, 2007
Frederick E. Schea (4)             2,625                   1.64%                     7.86                     May 15, 2007
Eric J. Morgan (5)                 7,350                   4.59%                     7.86                     May 15, 2007


(1) The exercise price was based on the market price of the Common Stock on the date of the grant.

(2) In January 1997, the Stock Compensation Committee granted Mr. Wycoff incentive stock options to purchase 105,000 shares of Common Stock. The award vests at a rate of 50% on April 1, 1997, 25% on April 1, 1998 and 1999.

(3) In May 1997, the Stock Compensation Committee granted Mr. Griest incentive stock options to purchase 2,625 shares of Common Stock. The award vests at a rate of 34% on May 15, 1998, 33% on May 15, 1999 and 2000.

(4) In May 1997, the Stock Compensation Committee granted Mr. Schea incentive stock options to purchase 2,625 shares of Common Stock. The award vests at a rate of 34% on May 15, 1998, 33% on May 15, 1999 and 2000.

(5) In May 1997, the Stock Compensation Committee granted Mr. Morgan incentive stock options to purchase 7,350 shares of Common Stock. The award vests at a rate of 34% on May 15, 1998, 33% on May 15, 1999 and 2000.

     The following table sets forth certain information concerning exercises of stock options by the named executive officers the year ended December 31, 1997 and options held at December 31, 1997.


                              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

                                                             Number of Unexercised Options At     Value of Unexercised Options At
                                                                         Year End                            Year End (1)
                              Shares
                             Acquired        Value
      Name                 on Exercise      Realized         Exercisable        Unexercisable     Exercisable        Unexercisable
      ----                 -----------      --------         -----------        -------------     -----------        -------------
W. Kirk Wycoff                25,000        $171,484            318,800             26,250         $3,720,593           $225,225
H. Wayne Griest                   --              --              4,411              3,464             47,328             34,467
Frederick E. Schea                --              --              6,143              6,982             66,831             74,079
Eric J. Morgan                    --              --             14,054              5,371            161,764             47,643


(1)  Based on a per share market price of $16.50 at December 31, 1997.

REPORT OF THE COMPENSATION COMMITTEE

     The entire Board of Directors, except for Mr. Wycoff, establishes the policy for compensation of executive officers of the Company. The Stock Compensation Committee review's the Company's Key Employee Stock Compensation Program and recommends to the Board changes or additions to this program. The Committee and the Board members establishing executive officer compensation are composed entirely of outside directors who are not eligible to participate in the plans over which they have authority.

     The overall goal of the Company's compensation policy is to motivate, reward and retain its key executive officers. The Board believes this is best accomplished through an appropriate mix of competitive base salaries, bonus and stock incentives.

The Board considers the following in determining base salary levels:

1. The amount of responsibility the executive officer has, experience and the number of years in office, and

2. Compensation levels of corresponding positions at other thrift companies of similar size within the Mid-Atlantic region. For 1997, Mr. Wycoff's salary was near the average of comparative thrift companies and commercial banks with asset sizes approximating that of the Company and the Bank based on the 1997 executive compensation survey prepared by SNL Securities.

     The Board grants bonuses to executive officers, including the Chief Executive Officer, based upon the degree of attainment of performance objectives for the year. The performance objectives include net interest income, non-interest income, non-interest expense and net income. For 1997, Mr. Wycoff did not receive the maximum bonus payment because all maximum performance goals were not met. Positive achievements for the year included loan growth of 29.41%, growth in core business and consumer deposits, repositioning of deposit services, and the start up of Procall Teleservices, Inc.

 John E. F. Corson                     Paul M. LaNoce
 William O. Daggett, Jr.               A. John May, III
 Donald F. U. Goebert                  William L. Mueller
 H. Wayne Griest                       Janet E. Paroo
 Joseph R. Klinger                     Charles J. Tornetta

EMPLOYMENT AGREEMENTS

     The Company and the Bank (the "Employers") have entered into an employment agreement with W. Kirk Wycoff which provides for his employment for a period of three years with provisions for automatic one-year extensions unless sooner terminated by death, disability or termination for cause. The employment contract provides for a base salary, bonus plan, and entitles Mr. Wycoff to participate in all benefit plans and programs available to executive officers.

     The employment agreement is terminable with or without cause by the Employer or Mr. Wycoff. Mr. Wycoff shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employer for cause, disability, retirement or death, provided, however, that if the employment agreement is terminated by the Employer other than for cause, disability, retirement or death or by Mr. Wycoff following a change in control of the Company, as defined, Mr. Wycoff will be entitled to a cash severance amount equal to 2.99 times the amount of Mr. Wycoff's annual compensation.

     A change in control is generally defined in the employment agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of the SEC proxy rules, provided that a change of control shall be deemed to have occurred if (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities, or (ii) during any two-year period a change in a majority of the directors of the Company has occurred without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

DIRECTORS' FEES

     The Board of the Bank meets monthly and the Board of the Company meets quarterly. Cash compensation is paid to Directors for attendance at regularly scheduled and special Board meetings. Each non-officer director receives a fee of $500 for attendance at each regular or special Board meeting and each non-officer director who attends a committee meeting also receives $250 per meeting attended.

DIRECTORS' STOCK OPTION PLAN

     The Company maintains the Amended and Restated 1993 Directors' Stock Option Plan (the "Directors' Plan") which provides for the grant of compensatory stock options to non-employee directors of the Company and the Bank. Pursuant to the Directors' Plan, in June 1993 each director of the Company or the Bank who was not an employee of the Company or any subsidiary was granted a compensatory stock option to purchase 5,000 shares of Common Stock, at an exercise price of $3.50 per share. In addition, options to purchase 250 shares were granted to each non-employee director on December 31, 1993, 1994, 1995 and 1996 and will also be granted options to purchase 525 shares on December 31, 1997 until December 31, 2007. The exercise price is equal to the fair market value of a share of Common Stock on the date of grant. Options granted pursuant to the Directors' Plan are vested and exercisable six months from the date of grant.

PERFORMANCE GRAPH

     The following graph compares the yearly cumulative total return on the Common Stock of Progress Financial Corporation over the five year period ending December 31, 1997 with (i) the yearly cumulative total return on all stocks included on the NASDAQ Stock Market and (ii) the yearly cumulative total return on the stocks included in the NASDAQ Bank Stocks Index. All of the cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.











                                [GRAPHIC OMITTED]











     The index level for all series was set to 100 on 12/31/93.

INDEBTEDNESS OF MANAGEMENT

     The Bank offers certain loans to its directors, officers and employees. It is the belief of management that these loans do not involve more than the normal risk of collectibility. Except for the waiving in most cases of loan origination fees for officers and employees during their employment or association with the Bank, these loans are made on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons. Executive officers, directors, officers and employees of the Bank receive no discount from the market interest rate for loans made by the Bank. However, the Bank in most cases continues to discount loan origination fees for loans to officers and employees. As of December 31, 1997, eight loans totaling $587,565 (or 2.33% of the Company's total stockholders' equity) were outstanding to the Company's directors and executive officers as a group.

     As of December 31, 1997, the following directors and senior officers of the Company had loans from the Bank which exceeded an aggregate of $60,000 outstanding during 1997.


                                                                                     Highest Principal     Principal Balance as of
           Name               Interest Rate                Type of Loan             Balance During 1997        December 31, 1997
           ----               -------------                ------------             -------------------    -----------------------
Eric J. Morgan                    6.875%               Residential Mortgage               $273,364                  $269,784
(Senior Vice President)

William L. Mueller                 6.75%               Residential Mortgage               $193,185                  $190,394
(Director)

Paul M. LaNoce (Director)          8.09%               Installment Loan                   $ 37,537                  $ 34,612
                                   8.75%               Commercial Loan                      48,000                    45,665

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Pursuant to Item 405 of Regulation S-K, the Company is required to disclose (based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent year) each person who, at any time during the fiscal year, was a director, executive officer or beneficial owner of more than ten percent of the Company's common stock that failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.

     Based upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to 1997, the Company is not aware of any director, officer, beneficial owner of more than 10 percent of the Company's common stock or any other person subject to Section 16 of the Securities Exchange Act of 1934 who has failed to file any such form on a timely basis during 1997.

PROPOSAL TO ADOPT AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES COMMON STOCK

At the Annual Meeting, stockholders will be asked to consider and approve a proposal to amend the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 6,000,000 to 12,000,000. Such amendment was unanimously approved by the Board of Directors of the Company.

DESCRIPTION OF THE AMENDMENT

       The Company's Certificate of Incorporation currently authorizes 7,000,000 shares of capital stock, consisting of 6,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The proposed amendment to the Certificate of Incorporation would increase the number of shares of authorized capital stock by 6,000,000 shares, from 7,000,000 shares to 13,000,000. If the amendment is authorized, the first sentence of Paragraph (a) of Section 5 of the Company's Certificate of Incorporation would be amended to read as follows:

       (a) The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 12,000,000 shares of Common Stock, consisting of:

           (i) 12,000,000 shares of Common Stock, $1.00 par value per share; and

           (ii)  1,000,000 shares of Preferred Stock, $.01 par value per share.

PURPOSE OF THE AMENDMENT

       As of December 31, 1997, there were 4,063,738 shares of Common Stock outstanding. At such date, the Company also had reserved an aggregate of 100,753 shares of Common Stock for issuance pursuant to the exercise of stock options or stock grants under the Company's 1984 Key Employee Stock Compensation Plan, 353,312 shares under the Company's 1993 Stock Incentive Plan, and 94,500 shares under the Company's 1993 Director's Stock Option Plan. In addition, 100,000 shares were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan and if the proposal to amend the Stock Incentive Plan is approved an additional 100,000 shares would be reserved for issuance under such Plan.

       Since October 1997, the Company has issued an aggregate of 93,656 shares of Common Stock in connection with several business acquisitions. Thus, the Company currently has only 1,197,405 shares of Common Stock available for future issuance. The Company is also considering a public offering of Common Stock, however, there are currently sufficient shares of Common Stock available for such an offering and the offering would not be dependent upon approval of the proposed Amendment. The Board of Directors of the Company has determined that the number of shares of authorized Common Stock should be increased to provide the Company with the flexibility to conduct the Company's future operations, including the issuance, distribution, exchange or reservation of shares of Common Stock for stock dividends, acquisitions, financings and employee stock compensation plans. The Board of Directors currently has no specific plans to issue additional Common Stock, except pursuant to the Company's employee stock compensation plans and the proposed public offering.

The newly authorized shares of Common Stock, and the Preferred Stock, may be issued from time to time in the future for any proper purpose without further action of the stockholders, except as required by the Certificate of Incorporation, applicable law or applicable requirements of the NASDAQ Stock Market. Each share of Common Stock to be authorized for issuance will have the same rights and will be identical in all respects with each other share of Common Stock. The newly authorized shares of Common Stock will not affect the rights, such as voting and liquidation rights, of the shares of Common Stock currently outstanding. Under certain circumstances, authorized but unissued shares of Common Stock and Preferred Stock can provide the Board of Directors of the Company with a means of discouraging an unsolicited change in control of the Company. Although the proposed amendment may allow the Board of Directors to issue additional shares of Common Stock in the event of an unsolicited attempt to acquire control of the Company as a means of discouraging a hostile acquiror, the Board of Directors has no present intention of using the existing or proposed authorized but unissued Common Stock or the existing authorized but unissued Preferred Stock for such purpose. The Board of Directors is not presently aware of any plans to acquire control of the Company.

       Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership. Stockholders who desire to maintain their interests may be able to do so through normal market purchases, however.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF ADOPTION OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL TO AMEND THE 1993 STOCK INCENTIVE PLAN TO INCREASE THE AUTHORIZED SHARES TO BE ISSUED UNDER THE PLAN

At the Annual Meeting, stockholders will be asked to consider and approve a proposal to amend the 1993 Stock Incentive Plan to increase the authorized shares to be issued under the Plan. Such amendment was unanimously approved by the Board of Directors of the Company.

DESCRIPTION OF THE AMENDMENT

     The Company maintains the 1993 Stock Incentive Plan, which provides for the grant of stock options and stock appreciation rights to officers and employees of the Company. The number of shares of Common Stock currently reserved for issuance under the Stock Incentive Plan was 353,312, of which 12,287 shares remain available for issuance to date in order to fund additional grants under the Stock Incentive Plan. As a result, the Board of Directors recently amended the Stock Incentive Plan to increase the total number of shares of Common Stock reserved for issuance upon exercise of awards granted under the Stock Incentive Plan by 100,000, from 353,312 to 453,312.

     The Stock Incentive Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Stock Incentive Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), non-qualified or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards are available for grant to officers and key employees of the Company and any subsidiaries.

DESCRIPTION OF THE AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN

     The following description of the Stock Incentive Plan is a summary of its terms and is qualified in its entirety by reference to the Stock Incentive Plan.

     ADMINISTRATION. The Stock Incentive Plan is administered and interpreted by a committee of the Board of Directors ("Committee") that is composed solely of two or more non-employee directors.

     NUMBER OF SHARES COVERED BY THE STOCK INCENTIVE PLAN. A total of 453,312 shares of Common Stock has been reserved for issuance pursuant to the Stock Incentive Plan. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Incentive Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

     STOCK OPTIONS. Under the Stock Incentive Plan, the Board of Directors or the Committee determines which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option shall be not less than the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 85% of the fair market value of a share of Common Stock on the date the option is granted.

     Stock options shall become vested and exercisable in the manner specified by the Board or the Committee, provided that all outstanding stock options (as well as stock appreciation rights) will become immediately vested and exercisable if there is a "change in control" or a "threatened change in control" of the Company, as defined in the Stock Incentive Plan.

     Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until the earlier of ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Board or the Committee to a period not to exceed five years from such termination. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or terminates his service as a result of disability or retirement without having fully exercised his options, the optionee's executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the twelve-month period following the earlier of his death or termination due to disability or retirement, provided no option will be exercisable more than ten years from the date it was granted. Stock options are non-transferable except by will or the laws of descent and distribution. Notwithstanding the foregoing, an optionee who holds non-qualified options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit or one or more of these lineal descendants, or to a duly established trust for the benefit or one or more of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options which are so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

     STOCK APPRECIATION RIGHTS. Under the Stock Incentive Plan, the Board of Directors or the Committee is authorized to grant stock appreciation rights to optionees under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or any portion thereof in return for payment by the Company to the optionee of cash or Common Stock in an amount equal to the excess of the fair market value of the shares of Common Stock subject to option, or portion thereof, at the time over the exercise price of the option with respect to such shares, or a combination of cash and Common Stock. Stock appreciation rights which relate to incentive stock options must be granted concurrently with the incentive stock options, while stock appreciation rights which relate to compensatory stock options may be granted concurrently with the option or at any time thereafter which is prior to the exercise or expiration of such options.

     AMENDMENT AND TERMINATION OF THE STOCK INCENTIVE PLAN. The Stock Incentive Plan initially became effective in 1993 upon adoption by the Board and the stockholders of the Company. The amendments to the Stock Incentive Plan increasing the total number of shares of Common Stock which may be issued under the Stock Incentive Plan from 353,312 to 453,312 was adopted by the Board in March 1998. The Stock Incentive Plan shall remain in effect for a period of ten years from the effective date of the amended Stock Incentive Plan. The Board may at any time terminate or amend the Stock Incentive Plan with respect to any shares of Common Stock as to which Awards have not been granted. Termination of the Stock Incentive Plan shall not affect any previously granted Awards.

     FEDERAL INCOME TAX CONSEQUENCES. Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is substantially different. As regards to incentive stock options, an optionee who does not dispose of the shares within two years after the option was granted, or within one year after the option was exercised, will not recognize income at the time the option is exercised, and no federal income tax deduction will be available to the Company at any time as a result of such grant or exercise. However, the excess of the fair market value of the stock subject to an incentive stock option on the date such option is exercised over the exercise price of the option will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If stock acquired pursuant to an incentive stock option is disposed of before the holding periods described above expire, then the excess of the fair market value (but not in excess of the sales proceeds) of such stock on the option exercise date over the option exercise price will be treated as compensation income to the optionee in the year in which such disposition occurs and, if it complies with applicable withholding requirements, the Company will be entitled to a commensurate income tax deduction. If the holding periods are satisfied, any difference between the sales proceeds and the fair market value of the stock on the option exercise date will be treated as long-term capital gain or loss.

     With respect to compensatory stock options, the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon a subsequent disposition of the shares, the difference between the amount received by the optionee and the fair market value on the option exercise date will be treated as long or short-term capital gain or loss, depending on whether the shares were held for more than one year.

     No federal income tax consequences are incurred by the Company or the holder at the time a stock appreciation right is granted. However, upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount.

     The above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     ACCOUNTING TREATMENT. Stock appreciation rights will, in most cases, require a charge against the earnings of the Company each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related option and the current market price of the Common Stock. In the event of a decline in the market price of the Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges).

     Neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Stock Incentive Plan currently requires any charge against earnings under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company uses the intrinsic value method, whereby pro forma disclosure is included in the footnotes to the Company's financial statements to show what net income and earnings per share would have been if the fair value method had been utilized. If the Company elects to utilize the fair value method, its net income and earnings per share may be adversely affected.

     STOCKHOLDER APPROVAL. No Awards will be granted under the Stock Incentive Plan for issuance in excess of the 453,312 shares of Common Stock currently authorized under the Stock Incentive Plan unless the amendment is approved by stockholders. Stockholder ratification of the amendment will also satisfy certain Nasdaq market listing and tax requirements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AMENDMENT TO THE 1993 STOCK INCENTIVE PLAN.

STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next annual meeting and included in the management proxy materials relating to such meeting must be received at the main office of the Company no later than December 18, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, it will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described herein. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement. Copies of the Company's Form 10-K and/or additional copies of the Company's Annual Report to Stockholders may be obtained by written request. Such written request should be directed to Patricia Ellick, Director of Investor Relations, Progress Financial Corporation, 4 Sentry Parkway, Suite 230, P.O. Box 3036, Blue Bell, PA 19422-0764.